[EXHIBIT 99]

                          FRANKLIN LAKE RESOURCES INC.
               172 Starlite Street, South San Francisco, CA 94080
                      TEL 650-588-0425    FAX 650-588-5869
                          E-MAIL info@franklinlake.com



NEWS RELEASE NO. 2004-04                                          APRIL 23, 2004

            FRANKLIN LAKE RESOURCES ANNOUNCES ELECTION OF DIRECTORS; RECEIPT OF $50,000 IN PRIVATE PLACEMENT; AWARDING OF OPTIONS

     South San Francisco, CA -- April 23, 2004 -- Franklin Lake Resources Inc. (OTCBB: FKLR), an exploratory stage mining company, confirms that its annual meeting of stockholders will be held at 11:00a.m., local time, Monday, April 26, 2004, at the Stardust Hotel, in Las Vegas, Nevada.

     Father Gregory Ofiesh, president and CEO, said that he will announce the election of directors for the year and the approval of the auditor for the fiscal years ended October 31, 2003 and 2004. The directors are Father Ofiesh, Kamal Alawas, Stanley Combs, and Paul Kaser. The auditor is Madsen & Associates, based in Murray, Utah. As allowed by Nevada law, these actions were taken by the written consent of stockholders having a majority of the voting power of the company, instead of by a vote of its stockholders. This process, like last year, was done to save the substantial costs involved in preparing, printing, mailing, and tabulating proxies.

     After the adjournment of the formal meeting, Father Ofiesh expects to discuss recent developments at the company. Importantly, he said that the company's audit for the fiscal year ended October 31, 2003, had been completed by Madsen & Associates and incorporated into an amended Form 10-KSB and filed with the SEC. Madsen & Associates is registered with the Public Companies Accounting Oversight Board, a qualification our prior auditor did not meet. Amendments to the Form 10-KSB for the fiscal year ended October 31, 2002, and to the Form 10-QSB for the fiscal quarter ended January 31, 2004, are expected to be filed within a few days. The principal change in the restated financial statements is that they provide for the write-off of the patents and other intellectual property acquired from Xenolix Technologies Inc. in 2000 instead of 2003.

     It will also be reported that the company has received $50,000 in cash in a private placement of its common shares, with Father Ofiesh purchasing all such shares. The shares were issued for a price of $0.10 per share, or a total of 500,000 shares. With the approval of the board of directors, he also exchanged $125,000 of the company's obligation to him (incurred for advances to the company, rent for company's office space and its testing facility, and management services) for new shares at the same price, a total of 1,250,000 shares. With each share, he also received a warrant to purchase another share at the same price, until October 31, 2004.


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            The funds received should allow the company to continue its current level of operations through the month of July. Father Ofiesh said that the company has been operating with limited cash resources for years, but the company has paid its debts and is current in its monthly bills.

     Under a stock option plan recently adopted by the board of directors, the board awarded options to purchase 1,000,000 shares of company stock each to Peter Boyle and to Roger Graham, and an option to purchase not less than 150,000 nor more than 250,000 shares, at the discretion of the president, to Nick Tarlson, all exercisable at $0.13 per share. Father Ofiesh explained that Mr. Boyle and Mr. Graham have been working for the company since he became president four years ago, and working at substantially reduced compensation, with constant dedication to the company. Father Ofiesh added that Mr. Tarlson, a CPA, working for a reduced fee and options, has been a great assistance to the Company in its financial affairs.

     Lastly, Father Ofiesh said that approximately a year ago, the Company filed an application with the Nevada Department of Environmental Protection for a permit to operate a pilot plant at the Farm. Keith Jay, of Allstate-Nevada Engineering Management, has informed the Company that he will submit the procedural plan, the final step in getting the permit, today.

          NOTE: This news release may contain forward looking statements. Forward looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results to differ materially from forecasted results.

Contact:  Father Gregory Ofiesh, President and CEO -- (650) 588-0425






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